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                          TODAY'S BANCORP, INC.
               Exhibit 11 - Computation of Per Share Income
                  for the Nine Months ended September 30



                                                1995       1994
                                                ----       ----

Net income                                $3,502,000   $2,508,000
                                          ----------   ----------
                                          ----------   ----------



Weighted average shares outstanding*       2,723,444    2,675,039

Net additional shares resulting from
   assumed exercise of stock options**        25,987       31,471
                                              ------       ------

Total weighted average common shares and
  equivalents outstanding                  2,749,431    2,706,510
                                          ----------   ----------
                                          ----------   ----------

Net income per common share:

  Primary                                      $1.29        $0.94
                                               -----        -----
                                               -----        -----

  Assuming full dilution                       $1.27        $0.93
                                               -----        -----
                                               -----        -----


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*    The  average  number of shares outstanding is used for the computation of primary earnings per share since the change caused by common stock equivalents is less than 3% and thus does not need to be considered as dilutive.

**Assumes proceeds from exercise of stock options used to purchase treasury shares at market on the last business day of the quarter.